UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:
☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

BIDZ.com, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒ No fee required.
☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1) Title of each class of securities to which transaction applies:

(2) Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4) Proposed maximum aggregate value of transaction:

(5) Total fee paid:

☐ Fee paid previously with preliminary materials.
☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1) Amount Previously Paid:

(2) Form, Schedule or Registration Statement No.:

(3) Filing Party:

(4) Date Filed:

BIDZ.com, Inc.
3562 Eastham Drive
Culver City, California 90232

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
June 25, 2008

The Annual Meeting of Stockholders of BIDZ.com, Inc. will be held on June 25, 2008, at 10:00 a.m., at the Company’s offices, 3562 Eastham Drive, Culver City, California 90232, to consider and act upon the following matters:

1.             To elect two Class II directors to serve for a three-year term expiring in 2011. Our Board of Directors intends to present the following nominees for election as Class II directors: Lawrence Y. Kong and Man Jit Singh.

2.             To approve an amendment to the Company’s 2006 Stock Award Plan to increase the total number of shares reserved and available for awards under the Plan by 500,000 shares.

3.             To ratify the appointment of Stonefield Josephson, Inc. as our independent auditor for the fiscal year ending December 31, 2008.

4.             To transact such other business as may properly come before the meeting or any adjournment thereof.

Only stockholders of record at the close of business on May 1, 2008, are entitled to notice of and to vote at the Annual Meeting of Stockholders and any adjournment thereof.

All stockholders are cordially invited to attend the meeting and vote in person.  To assure your representation at the meeting, however, you are urged to mark, sign, date, and return the enclosed proxy as promptly as possible in the postage-prepaid envelope enclosed for that purpose.  You may vote in person at the meeting even if you have returned a proxy.

By Order of the Board of Directors,

/s/ Lawrence Y. Kong
Lawrence Y. Kong,
Secretary

Culver City, California
June 5, 2008

IMPORTANT

PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE IN THE ENCLOSED ENVELOPE WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING. IF YOU ATTEND THE MEETING AND SO DESIRE, YOU MAY WITHDRAW YOUR PROXY AND VOTE IN PERSON. THANK YOU FOR ACTING PROMPTLY

BIDZ.com, Inc.

3562 Eastham Drive

Culver City, California 90232

ANNUAL MEETING OF STOCKHOLDERS

JUNE 25, 2008

PROXY STATEMENT

GENERAL INFORMATION

This Proxy Statement is furnished by the Board of Directors of Bidz.com, Inc. (“Bidz” or the “Company” or “we” or “us”), a Delaware corporation, to be used in voting at the Annual Meeting of Stockholders and at any adjournment of such meeting (the “Annual Meeting”).  The Annual Meeting will be held at 10:00 a.m., local time, June 25, 2008, at the Company’s office, 3562 Eastham Drive, Culver City, California.  The Annual Meeting is being held for the purpose set forth in the accompanying Notice of Annual Meeting of Stockholders.  The Proxy Statement, the accompanying proxy card and the Notice of Annual Meeting of Stockholders were first mailed to stockholders entitled to vote at the meeting beginning on or about June 5, 2008.  Our annual report to stockholders for 2007 accompanies the Proxy Statement.

RECORD DATE AND OUTSTANDING SHARES

The record date for determining stockholders entitled to notice of, and to vote at the Annual Meeting was the close of business on May 1, 2008, at which time we had issued and outstanding approximately 23,930,557 shares of common stock, par value $.001 per share.  Each share of common stock outstanding on the record date is entitled to one vote on each matter presented.

QUORUM AND VOTING REQUIREMENTS

The presence at the Annual Meeting, in person or by proxy, of the holders of a majority of the total number of shares entitled to vote is necessary to constitute a quorum for the transaction of business at the meeting.  Each share of common stock held of record on the record date is entitled to one vote on each matter to be considered at the Annual Meeting.  The election of directors requires a plurality of the votes cast, the ratification of the appointment of our independent auditor for the fiscal year ending December 31, 2008, and the approval of the proposed amendment to the 2006 Stock Award Plan (the “2006 Plan”) require the affirmative vote of holders representing a majority of shares of common stock, in each case present in person or by proxy at the Annual Meeting at which a quorum is present.

Shares of common stock represented by all properly executed proxies received in time for the Annual Meeting will be voted, unless revoked, in accordance with the choices specified in the proxy.

If no choices are indicated on the proxy, the shares will be voted FOR the election of the nominees named in this Proxy Statement as directors, FOR the approval of the proposed amendment to the 2006 Plan, and FOR the ratification of the appointment of Stonefield Josephson, Inc., as our independent auditor for the fiscal year ending December 31, 2008. With respect to any proposal that a broker has discretion to act upon in the absence of voting instructions from the beneficial owner, the broker may vote such shares absent specific voting instructions. Therefore, with respect to the election of directors and ratification of the appointment of our independent auditor, as to which brokers have the discretionary power to vote, brokers may vote such shares absent specific voting directions from the beneficial owners of such shares. In contrast, brokers do not have the discretionary power to vote with respect to the proposed amendment to the 2006 Plan. This means that brokerage firms that have not received voting instructions from their clients on these proposals may not vote on them.  These so-called broker non-votes, together with any abstentions are counted as shares represented at the meeting and entitled to vote for purposes of determining a quorum, but as unvoted for purposes of determining the approval of the proposed amendment to the 2006 Plan.

The giving of the enclosed proxy does not preclude the right to vote in person should the stockholder giving the proxy so desire. A proxy may be revoked at any time prior to its exercise by delivering a written statement to our Secretary that the proxy is revoked. A proxy may also be revoked by presenting to us a later-dated proxy executed by the person executing the prior proxy, or by attending the Annual Meeting and voting in person.

Under Delaware law, stockholders are not entitled to any dissenters’ rights with respect to the election of directors, ratification of the appointment of our independent auditor, or amendment of the 2006 Plan.

SOLICITATION OF PROXIES

The costs of this solicitation will be borne by us. Proxy solicitations will be made by mail and also may be made personally, and by telephone, e-mail, facsimile transmission and telegram on our behalf by our directors, officers and regular employees, without additional compensation. Banks, brokerage houses, nominees and other fiduciaries may be requested to forward the proxy soliciting material to the beneficial owners and to obtain authorization for the execution of proxies.  We will, upon request, reimburse such parties for their reasonable expenses in forwarding proxy materials to the beneficial owners.

PROPOSAL 1 - ELECTION OF DIRECTORS

Nominees

Our certificate of incorporation and bylaws provide that the number of directors shall be fixed from time to time by resolution of our Board of Directors. Our certificate of incorporation and bylaws provide for a Board of Directors consisting of three classes, with one class standing for election each year for a three-year staggered term. Messrs. Lawrence Y. Kong and Man Jit Singh currently serve as our Class II directors whose term of office will expire at the Annual Meeting. Our Board of Directors has nominated Messrs. Lawrence Y. Kong and Man Jit Singh for election as our Class II directors for a three-year term expiring in 2011.  In the event that either of these individuals is unable or declines to serve as a director at the time of the meeting, the proxies will be voted for any nominee designated by our current Board of Directors to fill the vacancy. It is not expected that either of these individuals will be unable or will decline to serve as a director.

The Board of Directors recommends a vote “FOR” the nominees named herein.

The following table sets forth certain information regarding our directors:

Name	Age	Position
David Zinberg	50	Chairman of the Board, President, and Chief Executive Officer
Lawrence Y. Kong	47	Chief Financial Officer, Secretary, Treasurer, and Director
Peter G. Hanelt (1)(2)(3)	63	Director
Man Jit Singh (1)(2)(3)	51	Director
Garry Y. Itkin (1)(2)(3)	47	Director

(1) Member of our Governance and Nominating Committee.

(2) Member of our Audit Committee.

(3) Member of our Compensation Committee.

David Zinberg, founder of our Company, has served as the Chairman of the Board of Directors, President, and Chief Executive Officer since our inception in November 1998. Mr. Zinberg served as our Secretary from our inception until March 2001. Mr. Zinberg is the brother of Marina Zinberg, a Vice President of our Company. Mr. Zinberg is a Class I director whose term expires at the 2010 annual meeting of stockholders.

Lawrence Y. Kong has served as our Chief Financial Officer since January 2001, our Secretary and Treasurer since March 2006, and a director since July 2003. Mr. Kong earned a Bachelor of Science in Accounting (summa cum laude) from the University of South Alabama in June 1982 and a Master of Business Administration in Finance from the University of Chicago in June 1984. Mr. Kong passed the Certified Public Accountant examination (State of Illinois) in 1983 and is a member of the American Institute of Certified Public Accountants. Mr. Kong is the husband of Ms. Claudia Y. Liu, our Chief Operating Officer. Mr. Kong is a Class II director whose term expires at the Annual Meeting.

Peter G. Hanelt has served as a director of our company since March 2006. Mr. Hanelt has been a self-employed business consultant since November 2003. Mr. Hanelt served as Chief Restructuring Officer and Chief Operating Officer of the Good Guys, a regional consumer electronics retailer, from December 2001 through July 2003 and as a consultant from July 2003 through October 2003. From October 1998 to June 2001, Mr. Hanelt served as Chief Executive Officer and a director of Natural Wonders, Inc., a national specialty retailer of nature and science merchandise. Mr. Hanelt also serves on the boards of Silicon Image, a publicly traded manufacturer of semiconductors; Shoe Pavillion, Inc., a publicly traded retailer; Patelco Credit Union, a not for profit company; and InterHealth Nutraceuticals, Inc. and Trader Vic’s Restaurants, both private companies. Mr. Hanelt is a Class I director whose term expires at the 2010 annual meeting of stockholders.

Man Jit Singh has served as a director of our company since March 2006. Mr. Singh is currently Chairman of the Board of Multi Screen Media Private Limited (formerly known as SET India Private Limited), prior to which from July 2003 to March 2007, Mr. Singh served as a Principal of Diogenes, Inc., a private equity firm, and from April 2001 to May 2003, served as Chief Executive Officer of Compete, Inc., a predictive analytics firm. Mr. Singh served as Chief Executive Officer of several companies specializing in management recruitment and temporary staffing, including, from December 1997 until June 2000, Futurestep Inc. (Founder and Chief Executive Officer), which is Korn Ferry International’s online subsidiary for middle management recruitment. Prior to Futurestep, from July 1994 to July 1996, Mr. Singh served on the management committee of BET Plc, a $3 billion service conglomerate focused on outsourcing non-core activities of its customers. Mr. Singh has also held senior positions at various management consulting firms, including Sibson & Co (Partner & Co-leader of Strategy), The Cast Group AG (Chief Executive Officer), and Cresap (Principal responsible for West Coast practice). Mr. Singh is a Class II director whose term expires at the Annual Meeting.

Garry Y. Itkin has served as a director of our company since May 2007.  He had previously served as a director of our company from July 2003 to December 2006, when he resigned as a director.  Mr. Itkin has served as the Chief Executive Officer of AFB Trading One, Inc., a privately held distillery, since 1999. Mr. Itkin served as our acting Chief Financial Officer from February 1999 until 2000. From November 1987 to May 1999, Mr. Itkin served as Managing Partner of Jeff Ratner & Associates, Inc., a public accounting and consulting firm in Beverly Hills, California. Mr. Itkin received his MBA degree from Pepperdine University in 1986. In 2005, Mr. Itkin received his JD degree from the Russian Federation North West Academy of Governmental Service. Mr. Itkin is a Class III director whose term expires at the 2009 annual meeting of stockholders.

Classification of our Board of Directors

Our certificate of incorporation and bylaws provide that the authorized number of directors may be changed only by resolution of the Board of Directors, and our authorized number of directors is five.  Our certificate of incorporation provides for a Board of Directors consisting of three classes serving three-year staggered terms. Messrs. David Zinberg and Peter G. Hanelt serve as our Class I directors, with the term of office of the Class I directors expiring at the 2010 annual meeting of stockholders.  The Class II directors consist of Messrs. Lawrence Y. Kong and Man Jit Singh, with the term of office of the Class II directors expiring at the Annual Meeting. Mr. Itkin has been designated the Class III director, whose term of office will expire at the 2009 annual meeting of stockholders. Officers serve at the pleasure of the Board of Directors.

Information Relating to Corporate Governance and the Board of Directors

Our Board of Directors has determined, after considering all the relevant facts and circumstances, that Messrs. Hanelt, Singh, and Itkin are independent directors, as

“independence” is defined by NASDAQ and the SEC, because they have no relationship with us that would interfere with their exercise of independent judgment.

Our bylaws authorize our Board of Directors to appoint among its members one or more committees, each consisting of one or more directors. Our Board of Directors has established an Audit Committee, a Compensation Committee, and a Governance and Nominating Committee, each consisting entirely of independent directors.

Our Board of Directors has adopted charters for the Audit, Compensation, and Governance and Nominating Committees describing the authority and responsibilities delegated to each committee by our Board of Directors. Our Board of Directors has also adopted Corporate Governance Principles, and a Code of Conduct for our CEO, CFO and all our directors, officers and employees.  We post on our website at www.bidz.com, the charters of our Audit, Compensation, and Governance and Nominating Committees; our Corporate Governance Principles, and Code of Conduct for the CEO, CFO and directors, officers and employees, and any amendments or waivers thereto; and any other corporate governance materials contemplated by SEC or NASDAQ regulations. These documents are also available in print to any stockholder requesting a copy in writing from our corporate secretary at our executive offices set forth in this proxy statement.

Interested parties may communicate with our Board of Directors or specific members of our Board of Directors, including our independent directors and the members of our various board committees, by submitting a letter addressed to the Board of Directors of BIDZ.com, Inc. c/o any specified individual director or directors at the address listed herein. Any such letters are sent to the indicated directors.

The Audit Committee

The purpose of the Audit Committee is to oversee the financial and reporting processes of our company and the audits of the financial statements of our company and to provide assistance to our Board of Directors with respect to the oversight of the integrity of the financial statements of our company, our company’s compliance with legal and regulatory matters, the independent auditor’s qualifications and independence, and the performance of our company’s independent auditor. The primary responsibilities of the Audit Committee are set forth in its charter. The Audit Committee also selects the independent auditor to conduct the annual audit of the financial statements of our company; reviews the proposed scope of such audit; reviews accounting and financial controls of our company with the independent auditor and our financial accounting staff; and reviews and approves transactions between us and our directors, officers, and their affiliates. The Audit Committee currently consists of Messrs. Hanelt, Singh, and Itkin, each of whom is an independent director of our company under the NASDAQ rules as well as under rules adopted by the SEC pursuant to the Sarbanes-Oxley Act of 2002. Mr. Hanelt serves as the Chairman of the Audit Committee. The Board of Directors has determined that Mr. Hanelt (whose background is detailed above) qualifies as an “audit committee financial expert” in accordance with applicable rules and regulations of the SEC.

The Governance and Nominating Committee

The purposes of the Governance and Nominating Committee include the selection or recommendation to the Board of Directors of nominees to stand for election as directors at each election of directors, the oversight of the selection and composition of committees of the Board of Directors, the oversight of the evaluations of the Board of Directors and management, and the development and recommendation to the Board of Directors of a set of corporate governance principles applicable to our company. The Governance and Nominating Committee currently consists of Messrs. Hanelt, Singh, and Itkin, with Mr. Hanelt serving as Chairman.

The Governance and Nominating Committee will consider persons recommended by stockholders for inclusion as nominees for election to our Board of Directors if the names, biographical data, and qualifications of such persons are submitted in writing in a timely manner addressed and delivered to our company’s secretary at our address listed herein. The Governance and Nominating Committee identifies and evaluates nominees for our Board of Directors, including nominees recommended by stockholders, based on numerous factors it considers appropriate, some of which may include strength of character, mature judgment, career specialization, relevant technical skills, diversity, and the extent to which the nominee would fill a present need on our Board of Directors. The members of the Governance and Nominating Committee are independent, as that term is defined by NASDAQ.

The Compensation Committee

The purpose of the Compensation Committee includes determining, or recommending to our Board of Directors for determination, the compensation of the Chief Executive Officer and other executive officers of our company and discharging the responsibilities of our Board of Directors relating to compensation programs of our company. The Compensation Committee currently consists of Messrs. Hanelt, Singh, and Itkin, with Mr. Singh serving as Chairman.

Compensation Committee Interlocks and Insider Participation

During the fiscal year ended December 31, 2007, our Compensation Committee consisted of Messrs. Singh, Hanelt and Itkin, all non-employee directors (as defined in Rule 16b-3 under the Securities Exchange Act). None of these committee members had any contractual or other relationships with our company during such fiscal year.

Board and Committee Meetings

Our Board of Directors held a total of 9 meetings during the fiscal year ended December 31, 2007. During the fiscal year ended December 31, 2007, the Audit Committee held 5 meetings, the Compensation Committee held 4 meetings, and the Governance and Nominating Committee held 2 meetings. No director attended fewer than 75% of the aggregate of (i) the total number of meetings of our Board of Directors, and (ii) the total number of meetings held by all Committees of our Board of Directors on which he was a member.

We encourage each of our directors to attend our annual meeting of stockholders. Accordingly, and to the extent reasonably practicable, we regularly schedule a meeting of the Board of Directors on the same day as the annual meeting of stockholders.  Our directors then serving at the time attended our 2007 Annual Meeting of Stockholders on June 6, 2007.

EXECUTIVE OFFICERS AND KEY EMPLOYEES

The following table sets forth information concerning our executive officers and key employees, each of whom serves at the discretion of the Company’s Board of Directors. For biographical information regarding Messrs. Zinberg and Kong, who also serve as Directors of the Company, see our Directors’ biographies, above.

Name	Age	Position
David Zinberg	50	Chairman of the Board, President and Chief Executive Officer
Lawrence Y. Kong	47	Chief Financial Officer, Secretary, Treasurer, and Director
Claudia Y. Liu	48	Chief Operating Officer
Leon Kuperman	34	Chief Technology Officer
Larry E. Russell	56	Chief Compliance Officer
James Gellas	31	Controller

Claudia Y. Liu has served as our Chief Operating Officer since October 2006.  Prior to that, she served as our Vice President of Operations since November 2002. From October 2001 to November 2002, Ms. Liu served as our Billing Manager. From January 1998 to May 2001, Ms. Liu served as a director and general manager of Cybertowers Pte Ltd., a public company on the Kuala Lumpur Stock Exchange in Malaysia that specialized in satellite tracking systems. Ms. Liu is the wife of Mr. Kong.

Leon Kuperman has served as our Chief Technology Officer since January 2007. From 1998 to 2006 Mr. Kuperman was the Chief Technology Officer and co-founder of Truition, a leading provider of hosted and customizable eCommerce solutions for online sellers.  Mr. Kuperman began his career at IBM Canada, where he served from 1993 to 1998 in IBM’s Internet division.  Mr. Kuperman holds a degree in computer science from York University.

Larry E. Russell has served as our Chief Compliance Officer since September 2006.  Prior to that, he served as our Controller since September 2006, and our Chief Technology Officer since February 2006. Prior to that time, Mr. Russell served as our Chief Internal Control Officer from April 2005. From July 1998 to April 2005, Mr. Russell served as an Accounting and Information Systems Consultant at AccounTec. From 1995 to 1998, Mr. Russell served as the Controller, Cost Accountant, and Chief Information Officer at Gruber Systems, a manufacturer of molds and production equipment. From May 1991 to August 1995, Mr. Russell served as a manager in Technology Support and Network Administration at Ernst & Young, LLP. Mr. Russell is a Certified Public Accountant and holds a Certified Information Technology Professional designation by the AICPA.

James Gellas has served as our Corporate Controller since June 2007.  Prior to that, Mr. Gellas served as a consultant, providing business valuation services.  From 1998 to 2006, Mr. Gellas worked at Rothstein Kass & Company, a national public accounting firm, where he served in financial statement audit and human resource capacities.  Mr. Gellas is a Certified Public Accountant and holds a BS in Accounting from Lehigh University and an MBA in Finance and Entrepreneurship from the University of Southern California.

We consider Messrs. Zinberg and Kong, Ms. Liu and Mr. Kuperman as our executive officers; and Messrs. Russell and Gellas as key employees.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Compensation Philosophy and Objectives

The executive compensation program of our company seeks to provide a level of compensation that is competitive with companies similar in both size and industry. The goals of our executive officer compensation program are to attract, retain, and reward executive officers who contribute to our success, to align executive officer compensation with our performance, and to motivate executive officers to achieve our business objectives. We compensate our senior management through a mix of base salary, bonus, and equity compensation designed to be competitive within our industry and to align management’s incentives with the long-term interests of our stockholders.

Setting Executive Compensation

Our compensation setting process consists of establishing targeted overall compensation for each executive officer and then allocating that compensation among base salary and incentive compensation. At the executive level, we design the incentive compensation to reward company-wide performance through tying awards primarily to specific operational and financial performance. The Compensation Committee evaluates both performance and compensation to ensure that we maintain the ability to attract and retain employees in key positions and that compensation provided to key employees remains competitive relative to the compensation paid to similarly situated executives of our peer companies.

The committee obtains the comparative data used to assess competitiveness from a variety of resources. The committee engaged Towers Perrin in 2006, an outside human resources consulting firm, to provide relevant market data, including base salary and incentive compensation, for similar sized online retail companies in terms of market capitalization and revenue. The committee has also utilized other industry compensation surveys and public company proxy statements filed with the United States Securities and Exchange Commission for similar sized companies in the online retail industry to benchmark cash compensation and stock option and other equity-based awards. We compete with other online retail companies for top executive-level talent. Actual total compensation levels may differ from competitive levels in surveyed companies as a result of annual and long-term performance of our company, as well as individual performance. The committee uses its discretion to determine or recommend executive compensation when, in its judgment, external, internal, or an individual’s circumstances warrant.

The responsibilities of the Compensation Committee include determining, or recommending to our Board of Directors for determination, the compensation of our executive officers and discharging the responsibilities of our Board of Directors relating to compensation programs of our company. The Compensation Committee held 4 meetings during fiscal 2007. The committee reviews base salary levels for executive officers of our company at the beginning of each fiscal year and recommends actual bonuses at the end of each fiscal year based upon our company and individual performance.

Compensation Program

The primary components of the executive compensation program of our company consist of base salary, annual incentive bonuses, stock option and other equity-based grants, and executive health benefit and perquisite programs.

Base Salary

We provide executive officers with a level of base salary that recognizes appropriately each individual officer’s scope of responsibility, role in the organization, experience, and contributions to the success of our company. The Board of Directors reviews salaries recommended by the Compensation Committee. In formulating these recommendations, the committee considers the overall performance of our company, industry compensation benchmark data, and conducts an evaluation of individual officer performance. The committee makes, or recommends that the Board of Directors make, final determinations on any adjustments to the base salary for executive officers.

Management Bonus Program

Annual bonuses are intended to provide incentive compensation to key officers and employees who contribute substantially to the success of our company. The granting of such awards is based upon the achievement of our company’s performance objectives and pre-defined individual performance objectives. Company performance objectives are based upon achieving key financial and operational metrics that are established early in each fiscal year. Individual performance objectives are developed for senior level managers and key employees early in each fiscal year. Upon the close of each fiscal year, executive management and the committee conducts an assessment of individual performance achieved versus individual performance objectives. This assessment includes individual responsibility, performance, and compensation level. Simultaneously, the board conducts an assessment of our company’s overall performance, which includes the achievement of operating results and other performance criteria. The combination of these factors determines any incentive bonuses to be paid.

Stock Option and Restricted Stock Grants

We grant stock options and restricted stock awards periodically to certain of our key employees to provide additional incentive to work to maximize long-term total return to stockholders. Award levels are determined based on market data and vary among participants based on their positions within the company. Under our 2006 Stock Award Plan, or 2006 Plan the Board of Directors or a committee appointed by the Board is specified to act as the plan administrator. Our Board of Directors has, pursuant to the 2006 Plan, authorized our Compensation Committee to administer the Plan, including the grant of awards and determination of their terms. In general, stock options and awards of restricted stock are granted to employees at the onset of employment. In establishing award levels, the committee bases the number of stock option and restricted stock awards to be granted on the target percentage of ownership of the recipient, assuming full dilution of outstanding stock option awards. For executive officers, the committee considers the target percentage of ownership of executive officers in our peer group in setting award levels for our executive officers. If, in the opinion of the committee, the outstanding service of an existing employee merits an increase in the number of options and awards held, the committee may elect to issue additional stock options and restricted stock awards to that employee. We do not have any program or plan to time option grants to our executives in coordination with the release of material non-public information.

Stock options are granted at 100% of the fair market value of our Common Stock on the date of grant. Accordingly, a stock option becomes valuable only if the market price of our Common Stock increases above the option exercise price and the holder remains employed during the period of time that the option vests. The committee has not granted options with an exercise price that is less than 100% of the fair market value of our Common Stock on the grant date, nor has it granted options which are priced on a date other than the grant date.

Benefits

We provide various employee benefit programs to our executive officers, including medical, dental, life, and long-term disability insurance benefits. These benefits are generally available to all full-time salaried employees of our company. We also sponsor a tax-qualified 401(k) retirement savings plan pursuant to which our employees, including our named executive officers are able to contribute the lesser of $15,500 or up to 25% of their annual salary.

Compliance with Internal Revenue Code Section 162(m)

Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public companies for compensation in excess of $1.0 million paid to each of any publicly held corporation’s chief executive officer and four other most highly compensated executive officers. Qualifying performance-based compensation is not subject to the deduction limit if certain requirements are met. We currently intend to continue to structure the performance-based portion of the compensation of our executive officers in a manner that complies with Section 162(m).

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

Our Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis included in this proxy statement and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

Respectfully submitted,
The Compensation Committee
     Man Jit Singh, Chairman
     Peter G. Hanelt

     Garry Y. Itkin

SUMMARY COMPENSATION TABLE

The table below summarizes the total compensation earned by each of our executive officers for the fiscal year ended December 31, 2007.

Name and Principal		Salary		Bonus	Stock Awards	Option Awards	Non- Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation	Total
Position	Year	($)		($)	($)	($)(1)	($)	($)	($)(2)	($)

David Zinberg Chairman of the Board and Chief Executive Officer	2007	181,250	(3)	—	—	—	—	—	19,994	201,244
	2006	267,083		215,000	—	—	—	—	3,792	485,875
	2005	240,000		200,000	—	—	—	—	—	440,000

Lawrence Kong Chief Financial Officer and Director	2007	235,000		338,048	—	224,330	—	—	16,828	814,205
	2006	218,958		140,000	—	16,452	—	—	5,766	381,176
	2005	200,000		100,000	—	—	—	—	—	300,000

Claudia Liu Chief Operating Officer	2007	200,000		287,700	—	125,643	—	—	15,271	628,614
	2006	138,750		90,000	—	—	—	—	5,438	234,188
	2005	100,000		1,000	—	—	—	—	—	101,000

Leon Kuperman Chief Technology Officer	2007	283,064		90,000	—	121,861	—	—	774	495,699
	2006	—		—	—	—	—	—	—	—
	2005	—		—	—	—	—	—	—	—

(1)          Effective January 1, 2006, we adopted the fair value recognition provisions of SFAS No. 123(R), Share-Based Payment, (SFAS No. 123(R)), requiring us to recognize expense related to the fair value of our stock-based compensation awards. Stock-based compensation expense for all stock-based compensation awards granted subsequent to December 31, 2005 is based on the grant-date fair value estimated in accordance with the provisions of SFAS No. 123(R). The amounts in this column reflect the dollar amount recognized for financial statement reporting purposes for the fiscal years ended December 31, 2007, 2006 and 2005 in accordance with FAS 123(R) of awards. Assumptions used in the calculation of these amounts are included in footnote 10 to our audited financial statements for the fiscal year ended December 31, 2007, included in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 12, 2008.

(2)          Amounts under “All Other Compensation” consist of $5,340, $3,564, $3,564 and $774  in health insurance premiums for Mr. Zinberg, Mr. Kong, Ms. Liu, and Mr. Kuperman, respectively, $18,446, $12,957, and $11,400 in automobile expense reimbursement for Mr. Zinberg, Mr. Kong, and Ms. Liu, respectively, and $5,745 and $6,073 in 401(k) matching contributions for Mr. Kong and Ms. Liu, respectively.

(3)          As of August 16, 2007, Mr. Zinberg voluntarily reduced his annual salary to $1 per year.  Mr. Zinberg’s annual salary of $290,000 per annum, as well as his eligibility to earn an annual bonus, resumed as of March 1, 2008.

GRANTS OF PLAN-BASED AWARDS

The following table sets forth certain information with respect to the options granted during or for the fiscal year ended December 31, 2007 to each of our executive officers.

Name and		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock	All Other Option Awards: Number of Securities Underlying	Exercise or Base Price of Option	Grant date fair value of stock and option
Principal	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	or Units	Options	Awards	awards ($)
Position	Date	($)	($)	($)	(#)	(#)	(#)	(#)	(#)	($/Sh)	(1)

David Zinberg Chairman of the Board and Chief Executive Officer		—	—	—	—	—	—	—	—	—

Lawrence Kong Chief Financial Officer and Director	6/15/2007	—	—	—	—	—	—	—	360,000	9.90	1,140,228

Claudia Liu Chief Operating	6/15/2007 3/9/2007	— —	— —	— —	— —	— —	— —	— —	150,000 150,000	9.90 6.50	475,095 299,730
Officer

Leon Kuperman Chief Technology Officer	3/9/2007	—	—	—	—	—	—	—	300,000	6.50	599,460

(1)             We estimate the fair value of stock options, consistent with the provisions of SFAS No. 123(R) and SAB 107. The fair value of each option grant is estimated on the date of grant using the Black-Scholes option valuation model and the calculated method to determine expected volatility. For a detailed discussion about the computation please refer to Note 10 to our audited financial statements for the fiscal year ended December 31, 2007, included in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 12, 2008.

Outstanding Equity Awards

                The following table sets forth information with respect to outstanding awards granted to the officers listed as of the year ended December 31, 2007.

	Option Awards					Stock Awards
	Number of Securities Underlying Unexercised Options	Number of Securities Underlying Unexercised Options	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned	Option Exercise	Option	Number of Shares or Units of Stock That Have Not	Market Value of Shares or Units of Stock That Have Not	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have
	(#)	(#)	Options	Price	Expiration	Vested	Vested	Not Vested	Not Vested
Name	Exercisable	Unexercisable	(#)	($)	Date	(#)	($)	(#)	($)

David Zinberg Chairman of the Board and Chief Executive Officer	6,000,000 230,000	— —	— —	6.00 6.00	5/20/2011 11/28/2010	— —	— —	— —	— —

Lawrence Kong Chief Financial Officer and Director	—	360,000	—	9.90	6/14/2012	—	—	—	—
	28,750	86,250	—	6.00	10/4/2011	—	—	—	—
	100,000	—	—	6.00	11/28/2010	—	—	—	—
	250,000	—	—	4.50	12/5/2008	—	—	—	—

Claudia Liu Chief Operating Officer	—	150,000	—	9.90	6/14/2012	—	—	—	—
	—	150,000	—	6.50	3/8/2012	—	—	—	—
	25,000	—	—	6.00	11/28/2010	—	—	—	—
	100,000	—	—	4.50	12/5/2008	—	—	—	—

Leon Kuperman Chief Technology Officer	—	300,000	—	6.50	3/8/2012	—	—	—	—

Option Exercises and Stock Vested

                The following table sets forth information with respect to option exercises and stock vested by the officers listed during the fiscal year ended December 31, 2007.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
David Zinberg Chairman of the Board and Chief Executive Officer	—	—	—	—

Lawrence Kong Chief Financial Officer and Director	—	—	—	—

Claudia Liu Chief Operating Officer	75,000	898,000	—	—

Leon Kuperman Chief Technology Officer	—	—	—	—

(1) Amounts are based on the market price of our common stock at exercise less the aggregate exercise price.

Pension Benefits; Deferred Compensation

                The Company currently has no pension benefits plan or nonqualified defined contribution plan or other nonqualified deferred compensation plan.

Employment Agreements with Executive Officers

We entered into employment agreements with our Chief Executive Officer, David Zinberg, and our Chief Financial Officer, Lawrence Y. Kong in June 2006. In February 2007, we entered into an employment agreement with our Chief Operating Officer, Claudia Y. Liu, and in March 2007, we entered into an employment agreement with our Chief Technology Officer, Leon Kuperman.

 Each agreement provides for an employment term of three years and for year to year extensions thereafter unless either party gives 90 days notice not to extend. The employment agreement with Mr. Zinberg provides for a minimum base salary of $290,000 per annum, the employment agreement with Mr. Kong provides for a minimum base salary of $235,000 per annum, the employment agreement with Ms. Liu provides for a minimum base salary of $200,000 per annum, and the employment agreement with Mr. Kuperman provides for a minimum base salary of $300,000 per annum. Each employment agreement also provides that the executive will be eligible to participate in all stock option, stock bonus, executive compensation, retirement savings, fringe benefit, disability insurance, group health and group life, vacation, and similar health and benefit plans maintained by us for our executive personnel. Each employment agreement contains a covenant by the executive not to solicit employees or customers of our company for a period of one year immediately following termination of employment.

We may terminate any executive’s employment for cause, as defined in his or her employment agreement. If we terminate the employment of an executive without cause, or one of them terminates his or her employment with us for good reason or upon a change in control of our company, in each case as defined in the agreement, the terminated executive will receive in a lump sum an amount equal to one and one-half times his or her base salary, in the case of

Messrs. Zinberg and Kong, and Ms. Liu, and an amount equal to his base salary, in the case of Mr. Kuperman; any stock options and restricted stock held by the executive will vest immediately if the executive is terminated after a change in control; and the benefits and insurance benefits for the executive and the executive’s dependents will continue for a specified period after termination. None of the executives will receive any severance compensation or benefits following a termination of employment for cause or resulting from death or disability.

The following table quantifies the dollar value of payments and benefits to each of the above named executive officers according to their respective agreements upon a voluntary termination (other than for good reason) or for cause, or due to death or disability, assuming that such termination took place on December 31, 2007.

Name	Accrued Salary	Accrued Vacation
David Zinberg	—	—
Lawrence Y. Kong	9,792	36,217
Claudia Y. Liu	8,333	15,508
Leon Kuperman	12,500	2,693

The following table quantifies the dollar value payments and benefits to each of the above named executive officers according to their respective agreements upon a termination without cause, or for good reason, assuming that such termination took place on December 31, 2007.

Name	Cash Severance	Benefits
David Zinberg	—	3,096
Lawrence Y. Kong	352,000	3,096
Claudia Y. Liu	300,000	3,096
Leon Kuperman	300,000	1,548

DIRECTOR COMPENSATION

We use a combination of cash and stock-based incentive compensation to attract and retain qualified candidates to serve on our Board of Directors. In setting director compensation, we consider the amount of time that directors spend fulfilling their duties as a director, including committee assignments. We grant annually to each non-employee director options to purchase 10,000 shares of our Common Stock. In addition, non-employee directors will receive additional options for committee service per year over the standard non-employee director compensation options to purchase an additional 5,000 shares of Common Stock to the Chairman of the Audit Committee, and options to purchase an additional 2,500 shares of common stock to each member of our Audit Committee (other than the Chairman), Compensation Committee and Governance and Nominating Committee. In lieu of receiving the foregoing stock options, non-employee directors may elect to receive one share of common stock for each option to purchase two shares of common stock. We will also reimburse each non-employee director for travel and related expenses incurred in connection with attendance at board and committee meetings and provide $24,000 per member in cash consideration annually for serving on our Board of Directors and an additional $1,000 per member per Board meeting, $500 per member per Committee meeting and an additional $7,500 annually to the Chairman of the Audit Committee. Employees who also serve as directors will receive no additional compensation for their services as a director.

Commencing in March 2008, we provide $36,000 per member in cash consideration annually for serving on our Board of Directors and an additional $1,000 per member per Board meeting, $500 per member per Committee meeting and an additional $15,000 annually to the Chairman of the Audit Committee, $6,000 annually to members of the Audit Committee, and $6,000 annually to the Chairman of the Compensation Committee. If attending meeting by telephone, it is $500 per Board meeting and $300 per Committee meeting

The following table sets forth information with respect to compensation for the directors listed during the fiscal year ended December 31, 2007.

Director Compensation

	Fees Earned or Paid in	Stock	Option	Non-Equity Incentive Plan	Change in Pension Value and Nonqualified Deferred Compensation	All Other
Name	Cash ($)	Awards ($)	Awards ($)	Compensation ($)	Earnings ($)	Compensation ($)	Total ($)

Peter Hanelt	89,600	60,000	—	—	—	—	149,600
Man Jit Singh	81,500	52,500	—	—	—	—	134,000
Garry Itkin	21,500	—	—	—	—	—	21,500

(1)  Mr. Itkin was re-appointed as a director in May 2007.

EQUITY COMPENSATION PLAN INFORMATION

As of December 31, 2007, we maintained our 2001 Stock Option Plan, 2002 Special Stock Option Plan, and 2006 Stock Award Plan. Pursuant to Proposal 2, below, we are submitting to stockholders for approval an amendment to the 2006 Plan to increase the total number of shares reserved and available for awards under the 2006 Plan by 500,000 shares.

The following table gives information about equity awards under these plans and options as of December 31, 2007:

Equity Compensation Plan Information

			Number of securities
			remaining available for
	Number of securities		future issuance under
	to be issued upon	Weighted-average	equity compensation
	exercise of	exercise price of	plans (excluding
	outstanding options,	outstanding options,	securities reflected in
Plan category	warrants and rights (1)	warrants and rights	column (a))
Equity compensation plans approved by security holders
2006 Stock Award Plan	1,115,000	$6.00	—
2002 Special Stock Option Plan	395,000	$4.50	—

Equity compensation plans not approved by security holders
2001 Stock Option Plan	571,300	$6.00	—
Non-statutory Stock Option (2)	6,050,000	$6.00	—

Total	8,131,300	$6.20	—

(1)                                  The total number of shares of common stock to be issued upon exercise of all outstanding stock options is 8,131,300 as of December 31, 2007.

(2)                                  Includes a non-statutory stock option to purchase 6,000,000 shares at an exercise price of $6.00 per share granted to David Zinberg, our President and Chief Executive Officer.

2001 Stock Option Plan

In 2001, our Board of Directors adopted the Bidz.com, Inc. Stock Option Plan, or the 2001 Plan. The 2001 Plan provides for the grant of incentive and nonqualified stock options to acquire our common stock to directors, executive officers, employees, consultants, and others providing valuable services to our company. The purpose of the 2001 Plan is to strengthen the mutuality of interests of those persons and our stockholders by providing such individuals with a proprietary interest in pursuing our long-term growth and financial success. We believe that the 2001 Plan has represented an important factor in attracting, retaining, and rewarding qualified personnel.

Awards or portions of awards that terminate, expire, or are otherwise forfeited will again be available for further awards under the 2001 Plan. We have reserved for issuance 900,000 of shares of common stock pursuant to the 2001 Plan. As of December 31, 2007, options to purchase 571, 300 shares of common stock were outstanding, no shares of common stock have been issued upon exercise, and there were no shares of common stock remaining available for grant. No further grants will be made under the 2001 Plan. Future grants will be made under our 2006 Stock Award Plan.

The power to administer the 2001 Plan rests with a committee appointed by our Board of Directors consisting of members of our Compensation Committee and any other members as determined by our Board of Directors. The committee has the power to determine the timing and recipients of awards, the form and amount of each award, and the terms and conditions for the grant or exercise. The committee may delegate its authority under the 2001 Plan to persons other than members of the committee other than to grant options to executive officers. The exercise price per share of common stock underlying options granted under the 2001 Plan may not be less than 110% of the fair market value of the common stock if the option holder is a holder of 10% or more of our common stock, and 100% of the fair market value of the common stock in the case of any other employee. Except for options granted to our executive officers, directors, and consultants, options must become exercisable at a rate of no less than 20% per year over five years from the date the options are granted.

In the event of any change in the capitalization of our company, by way of stock split, reverse stock split, stock dividend, combination, recapitalization, or reclassification, the committee may make appropriate adjustments for the aggregate number of shares of common stock issuable under the 2001 Plan, and appropriate provision for the protection of the outstanding options.

The 2001 Plan will remain in effect until January 2011, or will terminate earlier if all shares subject to it are distributed, or until all awards have expired or lapsed, or until otherwise terminated by our Board of Directors. Our Board of Directors may not, however, without the approval of a majority of our stockholders, amend provisions of the 2001 Plan regarding (i) the class of individuals entitled to receive incentive stock options; (ii) the number of shares of our common stock that may be issued under the 2001 Plan (except for adjustments made upon a change in our capitalization); and (iii) certain modifications in the 2001 Plan relating to our executive officers.

2002 Special Stock Option Plan

During December 2002, our Board of Directors adopted the Bidz.com, Inc. 2002 Special Stock Option Plan, or the 2002 Plan. The 2002 Plan provides for the grant of options to acquire our common stock to directors, executive officers, employees, consultants, and others providing valuable services to our company. The purpose of the 2002 Plan is to strengthen the mutuality of interests of those persons and our stockholders by providing such individuals with a proprietary interest in pursuing our long-term growth and financial success. We believe that the 2002 Plan has represented an important factor in attracting, retaining, and rewarding qualified personnel.

Awards or portions of awards that terminate, expire, or are otherwise forfeited will again be available for further awards under the 2002 Plan. We have reserved for issuance 1,500,000 shares of common stock pursuant to the 2002 Plan. As of December 31, 2007, options to purchase 395,000 shares of common stock were outstanding, and there were no shares of common stock issued upon exercise of outstanding options or remaining available for grant.

The power to administer the 2002 Plan rests with a committee appointed by our Board of Directors consisting of members of our Compensation Committee and any other members as determined by our Board of Directors. The committee has the power to determine the timing and recipients of awards, the form and amount of each award, and the terms and conditions for the grant or exercise. The committee may delegate its authority under the 2002 Plan to persons other than members of the committee other than to grant options to executive officers. The exercise price per share of common stock underlying options granted under the 2002 Plan, the vesting requirements, and the other terms of options granted under the 2002 Plan will be determined by the committee in its sole discretion, subject to approval by our Board of Directors.

In the event of any change in the capitalization of our company, by way of stock split, reverse stock split, stock dividend, combination, recapitalization, or reclassification, the committee may make appropriate adjustments for the aggregate number of shares of common stock issuable under the 2002 Plan, and appropriate provision for the protection of the outstanding options.

The 2002 Plan will remain in effect until December 2012, or will terminate earlier if all shares subject to it are distributed, or until all awards have expired or lapsed, or until otherwise terminated by our Board of Directors. The 2002 Plan is not intended to be the exclusive means by which we may issue options to acquire our common stock. To the extent permitted by applicable law and Nasdaq requirements, we may issue options other than pursuant to the 2002 Plan with or without stockholder approval.

PROPOSAL 2 — APPROVAL OF AMENDMENT TO THE COMPANY’S 2006 STOCK AWARD PLAN

During 2006, our Board of Directors adopted, and our stockholders approved, our 2006 Stock Award Plan, or 2006 Plan. In April 2008, the Board of Directors adopted a proposed amendment to the 2006 Plan to increase by 500,000 shares the total number of shares of Common Stock reserved and available for delivery in connection with awards under the 2006 Plan.  The proposed amendment is subject to approval by the stockholders at the Annual Meeting. The principal features of the 2006 Plan are summarized below and are qualified in their entirety by reference to the full text of the 2006 Plan. Copies of the 2006 Plan will be available at the Annual Meeting, or upon written request to the Company, as set forth under “Annual Report”, below.

The amendment to the 2006 Plan will increase the aggregate number of shares of common stock authorized for issuance under the 2006 Plan from 1,000,000 to 1,500,000, subject to antidilution adjustment. The additional 500,000 shares of common stock will be issuable in connection with each type of award authorized to be granted pursuant to the 2006 Plan. This increase is proposed to provide sufficient shares of common stock to cover new award grants to enable the Company to attract, retain and motivate directors, officers, employees and consultants, by providing for or increasing their economic interests in the success of the Company.

The Board of Directors recommends that stockholders vote “FOR” the amendment to the 2006 Plan.

2006 Stock Award Plan

Background and Purpose of the 2006 Plan

The terms of the 2006 Plan provide for grants of stock options, stock appreciation rights, restricted stock, deferred stock, bonus stock, dividend equivalents, other stock related awards and performance awards that may be settled in cash, stock, or other property. The purpose of the 2006 Plan is to assist us in attracting, motivating, retaining, and rewarding high-quality executives and other employees, officers, directors, and consultants by enabling such persons to acquire or increase a proprietary interest in our company in order to strengthen the mutuality of interests between such persons and our stockholders, and providing such persons with annual and long-term performance incentives to expend their maximum efforts in the creation of stockholder value.

General Terms of the 2006 Plan; Shares Available for Issuance

The 2006 Plan provides for the granting of awards in the form of incentive stock options, nonqualified stock options, stock appreciation rights, shares of restricted common stock, bonus stock in lieu of obligations, or other stock-based awards to employees, directors, and independent contractors who provide valuable services to our company. The total number of shares of our common stock that may be subject to awards under the 2006 Plan is equal to 1,000,000 shares, plus (i) the number of shares with respect to which awards previously granted under the 2001 Plan and the 2002 Plan terminate without the issuance of the shares or where the shares are forfeited or repurchased; (ii) any shares available for grant in the share reserve of the 2001 Plan as of the date the 2006 Plan was approved by the stockholders; (iii) with respect to awards granted under the plans, the number of shares which are not issued as a result of the award being settled for cash or otherwise not issued in connection with the exercise or payment of the award; and (iv) the number of shares that are surrendered or withheld in payment of the exercise price of any award or any tax withholding requirements in connection with any award granted under the existing plans. If any award previously granted under the 2006 Plan is forfeited, terminated, canceled, surrendered, does not vest, or expires without having been exercised in full, stock not issued under such award will again be available for grant for purposes of the 2006 Plan. If any change is made in the stock subject to the 2006 Plan, or subject to any award granted under the 2006 Plan (through consolidation, spin-off, recapitalization, stock dividend, split-up, combination of shares, exchange of shares, or otherwise), the 2006 Plan provides that appropriate adjustments will be made as to the aggregate number and type of shares available for awards, the maximum number and type of shares that may be subject to awards to any individual, the number and type of shares covered by each outstanding award, the exercise price, grant price or purchase price relating to any award, and any other aspect of any award that the Board of Directors or Compensation Committee determines appropriate.

The 2006 Plan provides that it is not intended to be the exclusive means by which we may issue options to acquire our common stock or any other type of award. To the extent permitted by applicable law, we may issue other options, warrants, or awards other than pursuant to the 2006 Plan without stockholder approval.

Limitations on Awards

In the event that a dividend or other distribution (whether in cash, shares of our common stock, or other property), recapitalization, forward or reverse split, reorganization, merger, consolidation, spin-off, combination, repurchase, share exchange, or other similar corporate transaction or event affects our common stock so that an adjustment is appropriate in order to prevent dilution or enlargement of the rights of participants, the plan administrator is authorized to substitute, exchange, or adjust any or all of (1) the number and kind of shares that may be delivered under the plan, (2) the per person limitations described in the plan, and (3) all outstanding awards, including adjustments to exercise prices of options and other affected terms of awards. The plan administrator is authorized to adjust performance conditions and other terms of awards in response to these kinds of events or in response to changes in applicable laws, regulations, or accounting principles.

Eligibility

The persons eligible to receive awards under the plan consist of directors, officers, employees, and independent contractors of our company and those of our affiliates. However, incentive stock options may be granted under the plan only to our employees, including officers, and those of our affiliates. An employee on leave of absence may be considered as still in our employ or in the employ of an affiliate for purposes of eligibility under the plan.

Administration

Our Board of Directors administers the plan, unless the Board delegates administration to a committee. Our Board has delegated administration of the plan to the Compensation Committee. Together, our Board of Directors and the Compensation Committee are referred to as the plan administrator. The Compensation Committee members must be “non-employee directors” as defined by Rule 16b-3 of the Securities Exchange Act, “outside directors” for purposes of Section 162(m), and independent as defined by Nasdaq or any other national securities exchange on which any of our securities may be listed for trading in the future. Subject to the terms of the plan, the plan administrator is authorized to select eligible persons to receive awards, determine the type and number of awards to be granted and the number of shares of our common stock to which awards will relate, specify times at which awards will be exercisable or may be settled (including performance conditions that may be required as a condition thereof), set other terms and conditions of awards, prescribe forms of award agreements, interpret and specify rules and regulations relating to the plan, and make all other determinations that may be necessary or advisable for the administration of the plan.

Stock Options and Stock Appreciation Rights

The plan administrator is authorized to grant stock options, including both incentive stock options, which we refer to as ISOs, and nonqualified stock options. In addition, the plan administrator is authorized to grant stock appreciation rights, which entitle the participant to receive the appreciation in our common stock between the grant date and the exercise date of a stock appreciation right. The plan administrator determines the exercise price per share subject to an option and the grant price of a stock appreciation right. However, the per share exercise price of an ISO and the per share grant price of a stock appreciation right must not be less than the fair market value of a share of our common stock on the grant date and the per share exercise price of an ISO must not be less than 100% of the fair market value of a share of our common stock on the grant date. The plan administrator generally will fix the maximum term of each option or stock appreciation right, the times at which each stock option or stock appreciation right will be exercisable, and provisions requiring forfeiture of unexercised stock options or stock appreciation rights on or following termination of employment or service, except that no stock option or stock appreciation right may have a term exceeding 10 years. Stock options may be exercised by payment of the exercise price in cash, shares that have been held for at least six months (or that the plan administrator otherwise determines will not cause us a financial accounting charge), and outstanding awards or other property having a fair market value equal to the exercise price, as the plan administrator may determine from time to time. The plan administrator determines methods of exercise and settlement and other terms of the stock appreciation rights. Stock appreciation rights under the plan may include “limited stock appreciation rights” exercisable for a stated period of time after we experience a change in control or upon the occurrence of some other event specified by the plan administrator, as discussed below.

Restricted and Deferred Stock

The plan administrator is authorized to grant restricted stock and deferred stock. Restricted stock is a grant of shares of our common stock, which may not be sold or disposed of and which may be forfeited in the event of certain terminations of employment or service, prior to the end of a restricted period specified by the plan administrator. A participant granted restricted stock generally has all of the rights of one of our stockholders, unless otherwise determined by the plan administrator. An award of deferred stock confers upon a participant the right to receive shares of our common stock at the end of a specified deferral period, and may be subject to possible forfeiture of the award in the event of certain terminations of employment prior to the end of a specified restricted period. Prior to settlement, an award of deferred stock carries no voting or dividend rights or other rights associated with share ownership, although dividend equivalents may be granted, as discussed below.

Bonus Stock and Awards in Lieu of Cash Obligations

The plan administrator is authorized to grant shares of our common stock as a bonus free of restrictions for services performed for us or to grant shares of our common stock or other awards in lieu of our obligations to pay cash under the plan or other plans or compensatory arrangements, subject to such terms as the plan administrator may specify.

Other Stock-Based Awards

The plan administrator is authorized to grant awards under the plan that are denominated or payable in, valued by reference to, or otherwise based on or related to shares of our common stock. Such awards might include convertible or exchangeable debt securities, other rights convertible or exchangeable into shares of our common stock, purchase rights for shares of our common stock, awards with value and payment contingent upon our performance or any other factors designated by the plan administrator, and awards valued by reference to the book value of shares of our common stock or the value of securities of or the performance of specified subsidiaries or business units. The plan administrator determines the terms and conditions of such awards.

Performance Awards

The right of a participant to exercise or receive a grant or settlement of an award, and the timing thereof, may be subject to such performance conditions, including subjective individual goals, as may be specified by the plan administrator. In addition, the plan authorizes specific performance awards, which represent a conditional right to receive cash, shares of our common stock, or other awards upon achievement of certain pre-established performance goals and subjective individual goals during a specified fiscal year. Performance awards granted to persons whom the plan administrator expects will, for the year in which a deduction arises, be “covered employees” (as defined below) will, if and to the extent intended by the plan administrator, be subject to provisions that should qualify such awards as “performance based” compensation not subject to the limitation on tax deductibility by us under Section 162(m) of the Internal Revenue Code, or the Code. For purposes of Section 162(m), the term “covered employee” means our Chief Executive Officer and our four most highly compensated officers as of the end of a taxable year as disclosed in our filings with the SEC. If and to the extent required under Section 162(m), any power or authority relating to a performance award intended to qualify under Section 162(m) is to be exercised by the Compensation Committee, it will not be exercised by our Board of Directors.

Subject to the requirements of the plan, the plan administrator will determine performance award terms, including the required levels of performance with respect to specified business criteria, the corresponding amounts payable upon achievement of such levels of performance, termination and forfeiture provisions, and the form of settlement. One or more of the following business criteria based on our financial statements, or those of our affiliates, or those of our business units or affiliates (except with respect to the total stockholder return and earnings per share criteria), will be used by the plan administrator in establishing performance goals for such performance awards (including for awards designed to comply with the performance-based compensation exception to Section 162(m)): (i) total stockholder return, (ii) total stockholder return compared to total return (on a comparable basis) of a publicly available index; (iii) net income; (iv) pretax earnings; (v) earnings before interest expense, taxes, depreciation, and amortization; (vi) pretax operating earnings after interest expense but before bonuses and extraordinary or special items; (vii) operating margin; (viii) earnings per share; (ix) return on equity; (x) return on capital; (xi) return on investment; (xii) operating earnings; (xiii) cash flow from operations; and (xiv) ratio of debt to stockholders’ equity. In granting performance awards, the plan administrator may establish unfunded award “pools,” the amounts of which will be based upon the achievement of a performance goal or goals based on one or more of the business criteria described in the plan. During the first 90 days of a performance period, the plan administrator will determine who will potentially receive performance awards for that performance period, either out of the pool or otherwise.

After the end of each performance period, the plan administrator (which will be the Compensation Committee for awards intended to qualify as performance-based for purposes of Section 162(m)) will determine (a) the amount of any pools and the maximum amount of potential performance awards payable to each participant in the pools and (b) the amount of any other potential performance awards payable to participants in the plan. The plan administrator may, in its discretion, determine that the amount payable as a performance award will be reduced from the amount of any potential award.

Other Terms of Awards

Awards may be settled in the form of cash, shares of our common stock, other awards, or other property in the discretion of the plan administrator. Awards under the plan are generally granted without a requirement that the participant pay consideration in the form of cash or property for the grant (as distinguished from the exercise), except to the extent required by law. The plan administrator may require or permit participants to defer the settlement of all or part of an award in accordance with such terms and conditions as the plan administrator may establish, including payment or crediting of interest or dividend equivalents on deferred amounts, and the crediting of earnings, gains, and losses based on deemed investment of deferred amounts in specified investment vehicles. The plan administrator is authorized to place cash, shares of our common stock, or other property in trusts or make other arrangements to provide for payment of our obligations under the plan. The plan administrator may condition any payment relating to an award on the withholding of taxes and may provide that a portion of any shares of our common stock or other property to be distributed will be withheld (or previously acquired shares of our common stock or other property be surrendered by the participant) to satisfy withholding and other tax obligations. Awards granted under the plan generally may not be pledged or otherwise encumbered and are not transferable except by will or by the laws of descent and distribution or to a designated beneficiary upon the participant’s death, except that the plan administrator may, in its discretion, permit transfers of nonqualified stock options for estate planning or other purposes subject to any applicable restrictions under Rule 16b-3 under the Securities Exchange Act of 1934.

The plan administrator may grant awards in exchange for other awards under the plan or under other of our compensation plans, or other rights to payment from us, and may grant awards in addition to or in tandem with such other awards or rights. In addition, the plan administrator may cancel awards granted under the plan in exchange for a payment of cash or other property. The terms of any exchange of or purchase of an award will be determined by the plan administrator in its sole discretion.

Acceleration of Vesting; Change in Control

The plan administrator may, in its discretion, accelerate the vesting, exercisability, lapsing of restrictions, or expiration or deferral of any award, including if we undergo a “change in control,” as defined in the plan. In addition, the plan administrator may provide in an award agreement or employment agreement that the performance goals relating to any performance-based award will be deemed to have been met upon the occurrence of any “change in control.” The plan administrator may, in its discretion and without the consent of the participant, either (i) accelerate the vesting of all awards in full or as to some percentage of the award to a date prior to the effective date of the “change in control;” or (ii) provide for a cash payment in exchange for the termination of an award or any portion of an award where such cash payment is equal to the fair market value of the shares that the participant would receive if the award were fully vested and exercised as of such date, less any applicable exercise price. The plan administrator will determine whether each award is assumed, continued, substituted, or terminated. In connection with a “change in control,” we may assign to the acquiring or successor company any repurchase rights associated with any awards, and the plan administrator may provide that any repurchase rights held by us associated with such awards will lapse in whole or in part contingent upon the “change in control.”

In the event of a “corporate transaction” (as defined in the plan), the acquiror may assume or substitute for each outstanding stock award. If the acquiror does not assume or substitute for an outstanding stock option, such stock option will terminate immediately prior to the close of such corporate transaction to the extent the option is not exercised.

Amendment and Termination

Our Board of Directors may amend, alter, suspend, discontinue, or terminate the plan or the plan administrator’s authority to grant awards without further stockholder approval, except stockholder approval must be obtained for any amendment or alteration if such approval is required by law or regulation or under the rules of any stock exchange or quotation system on which shares of our common stock are then listed or quoted. Stockholder approval will not be deemed to be required under laws or regulations, such as those relating to ISOs, that condition favorable treatment of participants on such approval, although our Board of Directors may, in its discretion, seek stockholder approval in any circumstance in which it deems such approval advisable. Unless earlier terminated by our Board of Directors, the plan will terminate on the earlier of (i) 10 years after its adoption by our Board of Directors or (ii) such time as no shares of our common stock remain available for issuance under the plan and we have no further rights or obligations with respect to outstanding awards under the plan. Amendments to the plan or any award require the consent of the affected participant if the amendment has a material adverse effect on the participant.

Federal Income Tax Consequences of Awards

The information set forth below is a summary only and does not purport to be complete. In addition, the information is based upon current federal income tax rules, and therefore is subject to change when those rules change. Moreover, because the tax consequences to any recipient may depend on his particular situation, each recipient should consult the recipient’s tax advisor regarding the federal, state, local, and other tax consequences of the grant or exercise of an award or the disposition of stock acquired as a result of an award. The plan is not qualified under the provisions of Section 401(a) of the Code and is not subject to any of the provisions of the Employee Retirement Income Security Act of 1974.

Nonqualified Stock Options

Generally, there is no taxation upon the grant of a nonqualified stock option. On exercise, an optionee will recognize ordinary income equal to the excess, if any, of the fair market value on the date of exercise of the stock over the exercise price. If the optionee is our employee or an employee of an affiliate, that income will be subject to withholding tax. The optionee’s tax basis in those shares will be equal to their fair market value on the date of exercise of the option, and the optionee’s capital gain holding period for those shares will begin on that date.

Subject to the requirement of reasonableness, the provisions of Section 162(m), and the satisfaction of a tax reporting obligation, we will generally be entitled to a tax deduction equal to the taxable ordinary income realized by the optionee.

Incentive Stock Options

The plan provides for the grant of stock options that qualify as “incentive stock options,” which we refer to as ISOs, as defined in Section 422 of the Code. Under the Code, an optionee generally is not subject to ordinary income tax upon the grant or exercise of an ISO. In addition, if the optionee holds a share received on exercise of an ISO for at least two years from the date the option was granted and at least one year from the date the option was exercised, which we refer to as the Required Holding Period, the difference, if any, between the amount realized on a sale or other taxable disposition of that share and the holder’s tax basis in that share will be long-term capital gain or loss.

If, however, an optionee disposes of a share acquired on exercise of an ISO before the end of the Required Holding Period, which we refer to as a Disqualifying Disposition, the optionee generally will recognize ordinary income in the year of the Disqualifying Disposition equal to the excess, if any, of the fair market value of the share on the date the ISO was exercised over the exercise price. However, if the sales proceeds are less than the fair market value of the share on the date of exercise of the option, the amount of ordinary income recognized by the optionee will not exceed the gain, if any, realized on the sale. If the amount realized on a Disqualifying Disposition exceeds the fair market value of the share on the date of exercise of the option, that excess will be short-term or long-term capital gain, depending on whether the holding period for the share exceeds one year.

For purposes of the alternative minimum tax, the amount by which the fair market value of a share of stock acquired on exercise of an ISO exceeds the exercise price of that option generally will be an adjustment included in the optionee’s alternative minimum taxable income for the year in which the option is exercised. If, however, there is a Disqualifying Disposition of the share in the year in which the option is exercised, there will be no adjustment for alternative minimum tax purposes with respect to that share. If there is a Disqualifying Disposition in a later year, no income with respect to the Disqualifying Disposition will be included in the optionee’s alternative minimum taxable income for that year. In computing alternative minimum taxable income, the tax basis of a share acquired on exercise of an ISO is increased by the amount of the adjustment taken into account with respect to that share for alternative minimum tax purposes in the year the option is exercised.

We are not allowed an income tax deduction with respect to the grant or exercise of an ISO or the disposition of a share acquired on exercise of an ISO after the Required Holding Period. However, if there is a Disqualifying Disposition of a share, we are allowed a deduction in an amount equal to the ordinary income includible in income by the optionee, provided that amount constitutes an ordinary and necessary business expense for us and is reasonable in amount, and either the employee includes that amount in income or we timely satisfy our reporting requirements with respect to that amount.

Stock Awards

Generally, the recipient of a stock award will recognize ordinary compensation income at the time the stock is received equal to the excess, if any, of the fair market value of the stock received over any amount paid by the recipient in exchange for the stock. If, however, the stock is not vested when it is received (for example, if the employee is required to work for a period of time in order to have the right to sell the stock), the recipient generally will not recognize income until the stock becomes vested, at which time the recipient will recognize ordinary compensation income equal to the excess, if any, of the fair market value of the stock on the date it becomes vested over any amount paid by the recipient in exchange for the stock. A recipient may, however, file an election with the Internal Revenue Service, within 30 days of his or her receipt of the stock award, to recognize ordinary compensation income, as of the date the recipient receives the award, equal to the excess, if any, of the fair market value of the stock on the date the award is granted over any amount paid by the recipient in exchange for the stock.

The recipient’s basis for the determination of gain or loss upon the subsequent disposition of shares acquired as stock awards will be the amount paid for such shares plus any ordinary income recognized either when the stock is received or when the stock becomes vested.

Subject to the requirement of reasonableness, the provisions of Section 162(m), and the satisfaction of a tax reporting obligation, we will generally be entitled to a tax deduction equal to the taxable ordinary income realized by the recipient of the stock award.

Stock Appreciation Rights

We may grant stock appreciation rights separate from any other award, which we refer to as stand-alone stock appreciation rights, or in tandem with options, which we refer to as tandem stock appreciation rights, under the plan.

With respect to stand-alone stock appreciation rights, if the recipient receives the appreciation inherent in the stock appreciation rights in cash, the cash will be taxable as ordinary compensation income to the recipient at the time that the cash is received. If the recipient receives the appreciation inherent in the stock appreciation rights in shares of stock, the recipient will recognize ordinary compensation income equal to the excess of the fair market value of the stock on the day it is received over any amounts paid by the recipient for the stock.

With respect to tandem stock appreciation rights, if the recipient elects to surrender the underlying option in exchange for cash or shares of stock equal to the appreciation inherent in the underlying option, the tax consequences to the recipient will be the same as discussed above relating to the stand-alone stock appreciation rights. If the recipient elects to exercise the underlying option, the recipient will be taxed at the time of exercise as if he or she had exercised a nonqualified stock option (discussed above).

Subject to the requirement of reasonableness, the provisions of Section 162(m), and the satisfaction of a tax reporting obligation, we will generally be entitled to a tax deduction equal to the taxable ordinary income realized by the recipient of the stock appreciation right.

Section 162 Limitations

Section 162(m) denies a deduction to any publicly held corporation for compensation paid to certain “covered employees” in a taxable year to the extent that compensation to such covered employee exceeds $1 million. It is possible that compensation attributable to stock awards, when combined with all other types of compensation received by a covered employee from us, may cause this limitation to be exceeded in any particular year. For purposes of Section 162(m), the term “covered employee” means our Chief Executive Officer and our four highest compensated officers as of the end of a taxable year as disclosed in our filings with the SEC.

Certain kinds of compensation, including qualified “performance-based” compensation, are disregarded for purposes of the Section 162(m) deduction limitation. In accordance with Treasury regulations issued under Section 162(m), compensation attributable to certain stock awards will qualify as performance-based compensation if the award is granted by a committee of the Board of Directors consisting solely of “outside directors” and the stock award is granted (or exercisable) only upon the achievement (as certified in writing by the committee) of an objective performance goal established in writing by the committee while the outcome is substantially uncertain, and the material terms of the plan under which the award is granted is approved by stockholders. A stock option or stock appreciation right may be considered “performance-based” compensation as described in the previous sentence or by meeting the following requirements: the incentive compensation plan contains a per-employee limitation on the number of shares for which stock options and stock appreciation rights may be granted during a specified period, the material terms of the plan are approved by the stockholders, and the exercise price of the option or right is no less than the fair market value of the stock on the date of grant.

The regulations under Section 162(m) require that the directors who serve as members of the committee must be “outside directors.” The plan provides that directors serving on the committee must be “outside directors” within the meaning of Section 162(m). This limitation would exclude from the committee directors who are (i) our current employees or those of one of our affiliates, (ii) our former employees or those of one of our affiliates who receive compensation for past services (other than benefits under a tax-qualified pension plan), (iii) our current and former officers or those of one of our affiliates, (iv) directors currently receiving direct or indirect remuneration from us or one of our affiliates in any capacity other than as a director, and (v) any other person who is not otherwise considered an “outside director” for purposes of Section 162(m). The definition of an “outside director” under Section 162(m) is generally narrower than the definition of a “non-employee director” under Rule 16b-3 of the Exchange Act.

Section 409A of the Code.

Awards of stock options, restricted stock, performance awards, and stock appreciation rights may, in some cases, result in deferral of compensation that is subject to the requirements of Section 409A of the Code. Generally, to the extent that deferrals of these awards fail to meet the requirements of Section 409A, these awards may be subject to immediate taxation and penalties. All Awards granted under the 2006 Plan will be designed and administered in such manner that they are either exempt from the application of, or comply with, the requirements of Section 409A of the Code.

Plan Benefits

Because benefits under the 2006 Plan will depend on future grants approved by the Board of Directors and the fair market value of the Company’s common stock on such dates of approval, it is not possible to determine the benefits that will be received by officers, directors and other employees if the amendment to the 2006 Plan is approved by the stockholders.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of our common stock on April 22, 2008, except as indicated, by (1) each director and each named executive officer of our company, (2) all directors and executive officers of our company as a group, and (3) each person known by us to own more than 5% of our common stock.

Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options or warrants held by that person that are currently exercisable or exercisable within 60 days of March 31, 2008 are deemed outstanding, but are not deemed outstanding for computing the percentage ownership of any other person. Percentage of beneficial ownership is based upon 23,930,557 shares of common stock outstanding as of April 22, 2008.

Except as otherwise indicated and subject to applicable community property laws, each person named in the table has sole voting and investment power with respect to the shares set forth opposite such person’s name.

Beneficial Owner (1)	Number of Shares Beneficially Owned		Percent Beneficially Owned
Directors and Executive Officers:
David Zinberg	9,177,343	(2)	30.4%
Lawrence Y. Kong	724,250	(3)	3.0
Claudia Y. Liu	724,250	(4)	3.0
Leon Kuperman	83,000	(5)	*
Peter G. Hanelt	79,235	(6)	*
Man Jit Singh	53,750	(7)	*
Garry Itkin	415,000	(8)	1.7
Directors and executive officers as a group (six persons)	10,532,578		34.2

5% Stockholders:
Marina Zinberg	7,612,657	(9)	31.8

(1)  Except as otherwise indicated, each officer, director, or 5% stockholder may be reached at our company’s address at Bidz.com, Inc., 3562 Eastham Drive, Culver City, California 90232.

(2)  Includes 6,230,000 shares issuable upon exercise of vested stock options.

(3)  Includes 163,000 shares held by Mr. Kong; 378,750 shares issuable upon exercise of vested stock options; 20,000 shares held by Ms. Liu, Mr. Kong’s spouse; and 162,500 shares issuable upon exercise of vested stock options held by Ms. Liu.

(4)  Includes 20,000 shares held by Ms. Liu; 162,500 shares issuable upon exercise of vested stock options; 163,000 shares held by Mr. Kong, Ms. Liu’s spouse; and 378,750 shares issuable upon exercise of vested stock options held by Mr. Kong.

(5)  Includes 8,000 shares held by Mr. Kuperman and 75,000 shares issuable upon exercise of vested stock options

(6)  Mr. Hanelt held 79,235 shares.

(7)  Mr. Singh held 53,750 shares.

(8)  Mr. Itkin held 415,000 shares

(9)  Marina Zinberg is the sister of David Zinberg.

*  less than 1%

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Relationship with LA Jewelers

LA Jewelers, Inc. was one of the first suppliers to extend us payment terms to purchase our inventory. LA Jewelers had extended credit to us of approximately $4.3 million as of December 31, 2006 and approximately $5.1 million as of December 31, 2007. Of the merchandise purchased by us, LA Jewelers supplied approximately 11.9%, 26.4% and 37.1% during fiscal 2007, 2006 and 2005, respectively. One of the managers of LA Jewelers, Saied Aframian, beneficially owns 1,328,000 shares of our common stock as of December 31, 2007.

Transactions with Mr. Zinberg

During September 2005, Mr. Zinberg, our President and Chief Executive Officer, purchased an automobile from us for approximately $57,000, which represented the fair market value of the automobile.

Family Relationships

Claudia Y. Liu, our Chief Operating Officer, is the wife of Lawrence Y. Kong, our Chief Financial Officer. Ms. Liu and Mr. Kong are not in a reporting position to each other and both Ms. Liu and Mr. Kong report to the Chief Executive Officer.

Marina Zinberg, who is a Vice President and beneficially owns 31.8% of our outstanding shares of common stock, is the sister of David Zinberg, our Chairman of the Board, President, and Chief Executive Officer. During 2007, we paid Marina Zinberg a salary of $100,000. Ms. Zinberg, who was formerly our corporate secretary and treasurer, reports to Mr. Zinberg.

Review, Approval or Ratification of Transactions with Related Persons

Our Corporate Governance Principles and Code of Conduct require that every employee avoid situations where loyalties may be divided between our interests and the employee’s own interests. Employees and directors must avoid conflicts of interests that interfere with the performance of their duties or are not in our best interests.

Pursuant to its written charter, the Audit Committee reviews and approves all related-party transactions as such term is used by SFAS No. 57 Related Party Disclosures, or as otherwise required to be disclosed in our financial statements or periodic filings with the SEC, other than compensation, including the grant of stock options and restricted stock awards authorized by the Board or any committee thereof. Related party transactions include transactions between us, our executive officers and directors, beneficial owners of five percent or greater of our securities, and all other related persons specified under Item 404 of Regulation S-K promulgated by the SEC. We have adopted written policies and procedures regarding the identification of related parties and transactions, and the approval process. The Audit Committee considers each proposed transaction in light of the specific facts and circumstances presented, including but not limited to the risks, costs and benefits to us and the availability from other sources of comparable services or products.

PERFORMANCE GRAPH

The following line graph compares cumulative total stockholder returns for the period from May 1, 2007 through December 31, 2007 for (1) our common stock; (2) the NASDAQ Composite (U.S.) Index; and (3) a representative peer group.

Summary

			% Δ		% Δ		% Δ
Company/index	5/1/2007	6/30/2007	from 5/1/07	9/30/2007	from 5/1/07	12/31/2007	from 5/1/07
Bidz	7.90	8.10	3%	13.46	70%	8.97	14%
NASDAQ	2,531.53	2,603.23	3%	2,701.50	7%	2,652.28	5%
NASDAQ - Internet (QNET)				150.00	0%	97.00	-35%

Company/index	5/1/2007	6/30/2007	9/30/2007	12/31/2007
BIDZ	0	3%	70%	14%
NASDAQ	0	3%	7%	5%
NASDAQ - Internet (QNET)	0	0	0%	-35%

AUDIT COMMITTEE REPORT

Our Board of Directors has appointed an Audit Committee, currently consisting of three directors. All of the members of the committee are “independent” of our company and management, as independence is defined in applicable rules of NASDAQ and the SEC.

The purpose of the Audit Committee is to assist the oversight of our Board of Directors in monitoring and confirming the integrity of the financial statements of our company, our company’s compliance with legal and regulatory matters, the independent auditor’s qualifications and independence, and the performance of our company’s independent auditor. The primary responsibilities of the committee include overseeing our company’s accounting and financial reporting process and audits of the financial statements of our company on behalf of the Board of Directors.

Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls. The independent auditor is responsible for auditing the financial statements and expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles.

In fulfilling its oversight responsibilities, the committee reviewed the audited financial statements with management and the independent auditor. The committee discussed with the independent auditor the matters required to be discussed by Statement on Auditing Standards (SAS) No. 61, “Communication with Audit Committees,” as amended by SAS 89 and SAS 90, and Rule 2-07, “Communication with Audit Committees,” of Regulation S-X. This included a discussion of the auditor’s judgments as to the quality, not just the acceptability, of our company’s accounting principles and such other matters as are required to be discussed with the committee under generally accepted auditing standards. In addition, the committee received from the independent auditor written disclosures and the letter required by Independence Standards Board Standard No. 1. The committee also discussed with the independent auditor the auditor’s independence from management and our company, including the matters covered by the written disclosures and letter provided by the independent auditor. The committee discussed with the independent auditor the overall scope and plans for its audit. The committee met with the independent auditor, with and without management present, to discuss the results of the examinations, its evaluations of our company, the internal controls, and the overall quality of the financial reporting. The committee held 5 meetings during the fiscal year ended December 31, 2007.

Based on the reviews and discussions referred to above, the committee recommended to the Board of Directors, and the Board approved, that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2007 for filing with the Securities and Exchange Commission.

Our Board of Directors has adopted a written charter for the Audit Committee that reflects, among other things, requirements of the Sarbanes-Oxley Act of 2002, rules adopted by the SEC, and rules of NASDAQ. A copy of the Audit Committee charter is included on our website at www.bidz.com.

Respectfully submitted,
The Audit Committee
Peter G. Hanelt, Chairman
Man Jit Singh
Garry Y. Itkin

PROPOSAL 3 — RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITOR

The firm of Stonefield Josephson, Inc., an independent registered public accounting firm, has audited the financial statements of our company for the fiscal years ended December 31, 2005, 2006, and 2007. We have appointed Stonefield Josephson, Inc. to audit our consolidated financial statements for the fiscal year ending December 31, 2008 and recommend that the stockholders vote in favor of the ratification of such appointment. In the event of a negative vote on such ratification, the Board of Directors will reconsider its selection. The Board of Directors anticipates that representatives of Stonefield Josephson, Inc. will be present at the meeting, will have the opportunity to make a statement if they desire, and will be available to respond to appropriate questions.

The Board of Directors recommends a vote “FOR” ratification of the appointment of Stonefield Josephson, Inc. as independent auditor.

Audit Fees, Audit-Related Fees, Tax Fees and All Other Fees

Aggregate fees billed to our company for the fiscal years ended December 31, 2006 and 2007 by Stonefield Josephson, Inc., are as follows:

Audit Fees

The aggregate fees for professional services rendered by our auditors, Stonefield Josephson, Inc. for the fiscal year ended December 31, 2007 were $559,000 for the audit of our annual financial statements contained in our annual report on Form 10-K for 2007, and for the review of our financial statements included in our Form 10-Q for the quarters ended March 31, 2007, June 30, 2007 and September 30, 2007. The aggregate fees for professional services rendered by Stonefield Josephson, Inc., for the fiscal year ended December 31, 2006 were $262,000 for the audit of our annual financial statements contained in our annual report on Form 10-K for 2006, and for the review of our financial statements included in our Form 10-Q for the quarters ended March 31, 2006, June 30, 2006, and September 30, 2006.

Audit-Related Fees

The aggregate fees billed during the fiscal years ended December 31, 2007 and December 31, 2006, for assurance and related services by Stonefield Josephson, Inc. were $18,000 and $221,000, respectively.

Tax Fees

The aggregate fees billed during the fiscal year ended December 31, 2007 for tax compliance, tax advice and tax planning by Stonefield Josephson, Inc. were $0, and for the fiscal year ended December 31, 2006, were $9,000.

All Other Fees

For our fiscal years ended December 31, 2007, and December 31, 2006, there were no other fees paid to Stonefield Josephson, Inc.

Audit Committee Pre-Approval Policies

The charter of our Audit Committee provides that the duties and responsibilities of our Audit Committee include the approval in advance of any significant audit or non-audit engagement or relationship with the independent auditor, and other services permitted by law or applicable SEC regulations (including fee and cost ranges) to be performed by our independent auditor. All of the services provided by Stonefield Josephson, Inc. described above under the captions “Audit-Related Fees,” “Tax Fees,” and “All Other Fees” were approved by our Audit Committee pursuant to our Audit Committee’s pre-approval policies.

ANNUAL REPORT

We undertake, on written request, and without charge, to provide each person from whom the accompanying Proxy is solicited with a copy of the Company’s Annual Report on Form 10-K for the year ended December 31, 2007, as filed with the Securities and Exchange Commission (“Commission”), including the financial statements and notes thereto. Copies of the exhibits not included in the Form 10-K will also be available, on written request, at the Company’s cost.  In addition, these documents can be downloaded from the Securities and Exchange Commission website at: www.sec.gov.  Written requests should be addressed to Bidz.com, Inc., 3562 Eastham Drive, Culver City, California 90232, Attention: Secretary.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers, and persons who own more than 10 percent of a registered class of our equity securities, to file reports of ownership and changes in ownership with the Commission.  Executive officers, directors and greater than 10 percent stockholders are required by Commission regulations to furnish the Company with copies of all Section 16(a) forms they file.  Based solely on our review of the copies of such filings in our possession and written representations from our executive officers and directors, we believe that our executive officers, directors and 10 percent stockholders made all necessary filings under Section 16(a) during fiscal year 2007, except one delinquent Form 4 for Leon Kuperman in connection with his purchase of 500 shares of the Company’s common stock.

SAFE HARBOR STATEMENT

This Proxy Statement may contain forward-looking statements.  These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and may relate to, but are not limited to, expectations of future operating results or financial performance, capital expenditures, introduction of new products, regulatory compliance, plans for growth and future operations, as well as assumptions relating to the foregoing.  Forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified.  These statements are only expectations.  Actual events or results may differ materially.  We believe that it is important to communicate our future expectations to our stockholders.  However, there may be events in the future that we are not able to accurately predict or control and that may cause our actual results to differ materially from the expectations we describe in our forward-looking statements.  Except as required by applicable law, including the securities laws of the United States and the rules and regulations of the SEC, we do not plan to publicly update or revise any forward-looking statements after we distribute this Proxy Statement, whether as a result of any new information, future events, or otherwise.  Stockholders should not place undue reliance on our forward-looking statements.

PROPOSALS OF STOCKHOLDERS FOR 2009 ANNUAL MEETING

Any stockholder that wishes to present any proposal for stockholder action at our annual meeting of stockholders to be held in 2009 must notify us at our offices at 3562 Eastham Drive, Culver City, California 90232, no later than December 31, 2008, in order for the proposal to be included in our proxy statement and form of proxy relating to that meeting.  Under our bylaws, stockholders must follow certain advance notice procedures to nominate persons for election as director or to introduce an item of business at an annual meeting of stockholders.  Proposals submitted by stockholders must set forth (i) a description of the business desired to be brought before the meeting; (ii) the stockholder’s name and address as they appear on the Company’s records; (iii) the number of shares of common stock beneficially owned by the stockholder; and (iv) any material interest of the stockholder in such business.

OTHER MATTERS

As of the date of this Proxy Statement, our Board of Directors knows of no other business that will be presented for consideration at the meeting. If any other business properly comes before the meeting, the proxy holders intend to vote the proxies as recommended by our Board of Directors.

Dated: June 5, 2008

By Order of the Board of Directors,

/s/ Lawrence Y. Kong
Lawrence Y. Kong,
Secretary

BIDZ.COM, INC.

Proxy for 2008 Annual Meeting of Stockholders
June 25, 2008

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned stockholder of Bidz.com, Inc. (the “Company”) hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement for the 2008 Annual Meeting of Stockholders of the Company to be held on Wednesday, June 25, 2008, at 10:00 a.m., local time, at the Company’s offices at 3562 Eastham Drive, Culver City, California, and hereby revokes all previous proxies and appoints David Zinberg and Lawrence H. Kong, or either of them, with full power of substitution, Proxies and Attorneys-in-Fact, on behalf and in the name of the undersigned, to vote and otherwise represent all of the shares registered in the name of the undersigned at said Annual Meeting, or any adjournment thereof, with the same effect as if the undersigned were present and voting such shares, on the matters and in the manner specified herein.

(Continued and to be signed on the reverse side)

14475

ANNUAL MEETING OF STOCKHOLDERS OF

BIDZ.COM, INC.

June 25, 2008

Please sign, date and mail your proxy card in the envelope provided as soon as possible.

Please detach along perforated line and mail in the envelope provided.

20230300000000001000 3	062508

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS AND “FOR” PROPOSALS 2 AND 3.  PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.  PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1. Election of Directors:
NOMINEES:
☐	FOR ALL NOMINEES	☐ MAN JIT SINGH
☐ LAWRENCE Y. KONG

☐	WITHHOLD AUTHORITY FOR ALL NOMINEES

☐	FOR ALL EXCEPT
(See instructions below)

INSTRUCTIONS:                                    To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ☒

		FOR	AGAINST	ABSTAIN
2.	Approval of an amendment to the Company’s 2006 Stock Award Plan.	☐	☐	☐

3.	Ratification of appointment of Stonefield Josephson, Inc. as independent auditor of the Company for the fiscal year ending December 31, 2008:	☐	☐	☐

In their discretion, the Proxies are entitled to vote upon such other matters as may properly come before the Annual Meeting or any adjournments thereof.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE SPECIFICATIONS MADE.  IF NO SPECIFICATION IS MADE, THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED FOR THE ABOVE NOMINEES AND PROPOSALS, AND FOR SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING AS THE PROXYHOLDERS DEEM ADVISABLE.

This Proxy will be voted as directed or, if no contrary direction is indicated, will be voted FOR the election of two Class II directors to serve for a three-year term expiring in 2011; FOR approval of an amendment to the Company’s 2006 Stock Award Plan; and FOR the ratification of the appointment of Stonefield Josephson, Inc. as the Company’s independent auditor for the fiscal year ending December 31, 2008.

I plan to attend the meeting. ☐

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note:      Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign.  When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such.  If signer is a partnership, please sign in partnership name by authorized person.